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                                 EXHIBIT NO. 4

                       THE VARIABLE ANNUITY CONTRACT FORM

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[LOGO]



NATIONWIDE LIFE INSURANCE COMPANY
P.O. BOX 182008
COLUMBUS, OHIO 43218-2008
1-800-240-5054
(Hereinafter called the Company)


NATIONWIDE LIFE INSURANCE COMPANY will make annuity payments to the Annuitant starting on the Annuitization Date, as set forth in the Contract.

This Contract is provided in return for the Purchase Payments made as required in the Contract.

TEN DAY LOOK
To be sure that the Owner is satisfied with this Contract, the Owner has ten days to examine the Contract and return it for any reason to the Home Office. When the Contract is received in the Home Office, the Company will return the Contract Value, where permitted by state law, to the Owner, without deduction for any sales charges or administration fees as of the date of cancellation.

Executed for the Company on the Date of Issue.




        /s/ Gordon E. McCutchen                             /s/ Joseph J. Gasper
                      Secretary                                        President


                          READ YOUR CONTRACT CAREFULLY

Individual Deferred Variable Annuity, Non-Participating, Non-Qualified

ANNUITY PAYMENTS, DEATH BENEFITS, AND OTHER CONTRACT VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE, MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE FLUCTUATIONS IN THE NET INVESTMENT FACTOR, AND ARE NOT GUARANTEED AS TO FIXED-DOLLAR AMOUNT.

             NOTICE - The details of the variable provisions in the
                 Contract may be found on Pages 15, 16, and 21.


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CONTENTS


DATA PAGE...............................................................  INSERT

CONTENTS................................................................      2

DEFINITIONS.............................................................      3

GENERAL PROVISIONS......................................................      6

ACCUMULATION PROVISIONS.................................................     13

ANNUITIZATION PROVISIONS................................................     21

ANNUITY PAYMENT OPTIONS.................................................     22

ANNUITY TABLES..........................................................     25




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DEFINITIONS

ACCUMULATION UNIT- An accounting unit of measure used to calculate the Variable Account Contract Value prior to the Annuitization Date.

ANNIVERSARY VALUE - The Contract Value on a Contract Anniversary.

ANNUITANT- The person designated to receive annuity payments and upon whose continuation of life any annuity payments involving life contingencies depends. This person must be age 85 or younger at the time of Contract issuance unless the Company has approved a request for an Annuitant of greater age. The Annuitant may be changed prior to the Annuitization Date with the consent of the Company.

ANNUITIZATION DATE- The date the annuity payments actually commence at Annuitization.

ANNUITY COMMENCEMENT DATE- The date on which annuity payments are scheduled to commence. The Annuity Commencement Date is shown on the Data Page of the Contract, and is subject to change by the Contract Owner.

ANNUITY PAYMENT OPTION- The chosen form of annuity payments. Several options are available under the Contract.

ANNUITY UNIT- An accounting unit of measure used to calculate the value of Variable Annuity payments.

BENEFICIARY- The Beneficiary is the person designated to receive certain benefits under the Contract upon the death of the Annuitant prior to the Annuitization Date. The Beneficiary can be changed by the Contract Owner as set forth in the Contract.

CODE- The Internal Revenue Code of 1986, as amended.

COMPANY- Nationwide Life Insurance Company.

CONTINGENT ANNUITANT- The Contingent Annuitant may be the recipient of certain rights or benefits under this Contract when the Annuitant dies before the Annuitization Date. If a Contingent Annuitant is designated and the Annuitant dies before the Annuitization Date, the Contingent Annuitant becomes the Annuitant. A Contingent Annuitant may not be named for Contracts issued as Qualified Contracts, Individual Retirement Annuities, SEP- IRAs, or Tax Sheltered Annuities.

CONTINGENT BENEFICIARY- The Contingent Beneficiary is the person designated to be the Beneficiary if the named Beneficiary is not living at the time of the death of the Annuitant.

CONTINGENT OWNER- A Contingent Owner succeeds to the rights of the Contract Owner upon the Contract Owner's death before Annuitization. For Contracts issued in the State of New York, references throughout this prospectus to "Contingent Owner" shall mean "Owner's Beneficiary." A Contingent Owner may not be named for Contracts issued as Qualified


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Contracts, Individual Retirement Annuities, SEP IRAs, or Tax Sheltered
Annuities.

CONTRACT- The Individual Deferred Variable Annuity Contract described in this prospectus.

CONTRACT ANNIVERSARY- An anniversary of the Date of Issue of the Contract.

CONTRACT OWNER (OWNER)- The Contract Owner is the person who possesses all rights under the Contract, including the right to designate and change any designations of the Owner, Contingent Owner, Annuitant, Contingent Annuitant, Beneficiary, Contingent Beneficiary, Annuity Payment Option, and the Annuity Commencement Date. The Contract Owner is the person named as owner in the application unless changed.

CONTRACT VALUE- The sum of the value of all Variable Account Accumulation Units attributable to the Contract plus any amount held under the Contract in the Fixed Account.

CONTRACT YEAR- Each year the Contract remains in force commencing with the Date of Issue.

DATE OF ISSUE- The date shown as the Date of Issue on the Data Page of the Contract.

DEATH BENEFIT- The benefit is payable upon the death of the Annuitant or the Contingent Annuitant, if applicable. This benefit does not apply upon the death of the Contract Owner when the Owner and Annuitant are not the same person. If the Annuitant dies after the Annuitization Date, any benefit that may be payable shall be as specified in the Annuity Payment Option elected.

DISTRIBUTION- Any payment of part or all of the Contract Value.

FIXED ACCOUNT- The Fixed Account is made up of all assets of the Company other than those in the Variable Account or any other segregated asset account of the Company.

FIXED ANNUITY- An annuity providing for payments which are guaranteed by the Company as to dollar amount during Annuitization.

HOME OFFICE- The main office of the Company located in Columbus, Ohio.

INTEREST RATE GUARANTEE PERIOD- An Interest Rate Guarantee Period is the interval of time during which an interest rate credited to the Fixed Account is guaranteed to remain the same. For new Purchase Payments allocated to the Fixed Account or transfers from the Variable Account, this period begins upon the date of deposit or transfer and ends at the end of the calendar quarter at least one year (but not more than 15 months) from deposit or transfer. At the end of an Interest Rate Guarantee Period, a new interest rate is declared with an Interest Rate Guarantee Period starting at the end of the prior period and ending at the end of the calendar quarter one year later.

JOINT OWNER- The Joint Owner, if any, possesses an undivided interest in the entire Contract in conjunction with the Owner. If a Joint Owner is named, references to "Contract Owner", "Owner", or "Joint Owner" in this prospectus


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will apply to both the Owner and Joint Owner or either of them. Joint Owners must be spouses at the time Joint Ownership is requested. Joint Ownership may be selected only for a Non-Qualified Contract.

MUTUAL FUND (FUND)- A registered management investment company in which the assets of the Sub-Accounts of the Variable Account will be invested.

NON-QUALIFIED CONTRACT- A Contract which does not qualify for favorable tax treatment under the provisions of Sections 401 or 403(a) (Qualified Plans), 408
(IRAs) or 403(b) (Tax-Sheltered Annuities) of the Code.

PURCHASE PAYMENT- A deposit of new value into the Contract. The term "Purchase Payment" does not include transfers between the Variable Account and Fixed Account, or among the Sub-Accounts.

SUB-ACCOUNTS- Separate and distinct divisions of the Variable Account, to which specific underlying Mutual Fund shares are allocated and for which Accumulation Units and Annuity Units are separately maintained.


VALUATION DATE- Each day the New York Stock Exchange and the Company's Home Office are open for business or any other day during which there is a sufficient degree of trading of the Variable Account's underlying Mutual Fund shares that the current net asset value of its Accumulation Units might be materially affected.

VALUATION PERIOD- The period of time commencing at the close of a Valuation Date and ending at the close of business for the next succeeding Valuation Date.

VARIABLE ACCOUNT- The Nationwide Variable Account-6, a separate investment account of the Company into which Variable Account Purchase Payments are allocated. The Variable Account is divided into Sub-Accounts, each of which invests in the shares of a separate underlying Mutual Fund.

VARIABLE ANNUITY- An annuity providing for payments which are not predetermined or guaranteed as to dollar amount and which vary in amount with the investment experience of the Variable Account.


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GENERAL PROVISIONS

DEDUCTION FOR PREMIUM TAXES

The Company will charge against the Contract Value the amount of any premium taxes levied by a state or any other government entity upon Purchase Payments received by the Company. The method used to recoup premium taxes will be determined by the Company at its sole discretion and in compliance with applicable state law. The Company currently deducts such charges from a Contract Owner's Contract Value either (1) at the time the Contract is surrendered, (2) at Annuitization, or (3) at such earlier date as the Company may be subject to such taxes.

MORTALITY AND EXPENSE RISK CHARGE

The Company will deduct a Mortality and Expense Risk Charge equal, on an annual basis, to [1.25%] of the daily net asset value of the Variable Account. This deduction is made to compensate the Company for assuming the mortality risks and expense risks under this Contract. The Company assumes a "mortality risk" that fixed and variable annuity payments will not be affected by the death rates of persons receiving such payments or of the general population by virtue of annuity rates incorporated in the Contract which cannot be changed. The Company also assumes a mortality risk by its promise to pay in certain circumstances a Death Benefit that is greater than the Contract Value. The "expense risk" involves the guaranty by the Company that it will not increase charges for administration of the Contract regardless of the Company's actual administrative expenses.

ADMINISTRATION CHARGE

The Company will deduct an Administration Charge equal, on an annual basis, to [0.15%] of the daily net asset value of the Variable Account. This deduction is made to reimburse the Company for expenses incurred in the administration of the Contract and of the Variable Account.

CONTRACT OWNERSHIP PROVISIONS

Unless otherwise provided, the Contract Owner has all rights under the Contact. IF THE PURCHASER NAMES SOMEONE OTHER THAN HIMSELF AS OWNER, THE PURCHASER WILL HAVE NO RIGHTS UNDER THE CONTRACT. Prior to the Annuitization Date, the Contract Owner may name a new Contract Owner. Such change may be subject to state and federal gift taxes and may also result in current federal income taxation. Any change of Contract Owner designation will automatically revoke any prior Contract Owner designation. Any request for change of Contract Owner must be (1) made by proper written application, (2)


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received and recorded by the Company at its Home Office, and (3) may require a signature guarantee as specified in the "Surrender" provision of the Contract. Once the change is received and recorded by the Company, the change will become effective as of the date the written request is signed. Any change of Contract Owner will not apply to any payment made or action taken by the Company prior to the time it was received and recorded by the Company.

Prior to the Annuitization Date, the Contract Owner may request a change in the Annuitant, Contingent Annuitant or Contingent Owner, Beneficiary, or Contingent Beneficiary. Such a request must be made in writing on a form acceptable to the Company and must be signed by both the Contract Owner and the person to be named as Annuitant or Contingent Annuitant or Contingent Owner, as applicable. Such request must be received by the Company at its Home Office prior to the Annuitization Date. Any such change is subject to underwriting and approval by the Company. Notwithstanding any provisions in this Contract, if any Contract Owner is not a natural person the change of the Annuitant will be treated as the death of the Contract Owner and will result in a distribution, regardless of whether a Contingent Annuitant is also named. Distributions shall be made as if the Contract Owner died at the time of such change.

On the Annuitization Date, the Annuitant shall become the Contract Owner.

JOINT OWNERSHIP PROVISIONS

Joint Owners must be spouses at the time joint ownership is requested. If a Joint Owner is named, the Joint Owner will possess an undivided interest in the Contract. Unless otherwise provided, the exercise of any ownership right in the Contract (including the right to surrender or partially surrender the Contract, to change the Contract Owner, the Contingent Owner, the Annuitant, the Contingent Annuitant, the Beneficiary, the Contingent Beneficiary, the Annuity Payment Option or the Annuitization Date) shall require a written request signed by both Contract Owners.

CONTINGENT OWNERSHIP PROVISIONS

The Contingent Owner is the person who may receive certain benefits under the Contract if the Contract Owner, who is not the Annuitant, dies prior to the Annuitization Date and there is a surviving Annuitant. If more than one Contingent Owner survives the Contract Owner, each will share equally unless otherwise specified in the Contingent Owner designation. If no Contingent Owner survives a Contract Owner and there is no Joint Owner then surviving, all rights and interest of the Contingent Owner will vest in the Contract Owner's estate.

If a Contract Owner, who is also the Annuitant, dies before the Annuitization Date, then the Contingent Owner does not have any rights in the Contract. However, if the Contingent Owner is also the Beneficiary, the Contingent Owner will have all the rights of a beneficiary.

Subject to the terms of any existing assignment, the Contract Owner may change the Contingent Owner prior to the Annuitization Date by written notice to the


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Company. The change, upon receipt and recording by the Company at its Home
Office, will take effect as of the time the written notice was signed, whether or not the Contract Owner is living at the time of recording, but without further liability as to any payment or settlement made by the Company before receipt of such change.

BENEFICIARY PROVISIONS

The Beneficiary is the person or persons who may receive certain benefits under the Contract in the event the Annuitant dies prior to the Annuitization Date. If more than one Beneficiary survives the Annuitant, each will share equally unless otherwise specified in the Beneficiary designation. If no Beneficiary survives the Annuitant, all rights and interest of the Beneficiary shall vest in the Contingent Beneficiary, and if more than one Contingent Beneficiary survives, each will share equally unless otherwise specified in the Contingent Beneficiary designation. If no Contingent Beneficiary survives the Annuitant, all rights and interests of the Contingent Beneficiary will vest with the Contract Owner or the estate of the last surviving Contract Owner.

Subject to the terms of any existing assignment, the Contract Owner may change the Beneficiary or Contingent Beneficiary during the lifetime of the Annuitant by written notice to the Company. The change, upon receipt and recording by the Company at Home Office, will take effect as of the time the written notice was signed, whether or not the Annuitant is living at the time of the recording, but without further liability as to any payment or settlement made by the Company before receipt of such change.

DEATH OF CONTRACT OWNER PROVISIONS

If any Contract Owner and the Annuitant are not the same person and such Contract Owner dies prior to the Annuitization Date then the Joint Owner, if any, becomes the new Contract Owner. If there is no surviving Joint Owner, the Contingent Owner becomes the new Contract Owner. If there is no surviving Contingent Owner, the last surviving Contract Owner's estate becomes the new Contract Owner. The entire interest in the Contract Value must be distributed in accordance with the "Required Distribution Provisions".

DEATH OF CONTRACT OWNER/ANNUITANT PROVISIONS

If any Contract Owner and the Annuitant are the same person, and such person dies prior to the Annuitization Date, the Death Benefit shall be payable to the Beneficiary, the Contingent Beneficiary, the Contract Owner, or the last surviving Contract Owner's estate, as specified in the "Beneficiary Provisions", and distributed in accordance with the "Required Distribution Provisions".

DEATH OF ANNUITANT PROVISIONS

If the Contract Owner and Annuitant are not the same person, and the Annuitant dies prior to the Annuitization Date, a Death Benefit will be payable to the Beneficiary, the Contingent Beneficiary, the Contract Owner, or the last surviving


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Contract Owner's estate, as specified in the Beneficiary Provision, unless there is a surviving Contingent Annuitant. In such case, the Contingent Annuitant becomes the Annuitant.

The Beneficiary may elect to receive such Death Benefits in the form of: (1) a lump sum distribution; (2) election of an annuity payout; or (3) any distribution that is permitted under state and federal regulations and is acceptable by the Company. Such election must be received by the Company within 60 days of the Annuitant's death.

If the Annuitant dies after the Annuitization Date, any benefit that may be payable shall be paid according to the Annuity Payment Option selected.

REQUIRED DISTRIBUTION PROVISIONS

Upon the death of any Owner, Contract Owner, or Joint Owner (including an Annuitant or Annuitant who becomes the Owner of the Contract on the Annuitization Date) (each of the foregoing "a deceased Owner"), certain distributions are required by Section 72(s) of the Code. Nothwithstanding any provision of this Contract to the contrary, the following distributions shall be made in accordance with such requirements.

         1. If any deceased Owner died on or after the Annuitization Date and before the entire interest under the Contract has been distributed, then the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution in effect as of the date of such deceased Owner's death.

         2. If any deceased Owner died prior to the Annuitization Date, then the entire interest in the Contract (consisting of either the Death Benefit or the Contract Value reduced by certain charges as set forth elsewhere in the Contract) shall be distributed within 5 years of the death of the deceased Owner, provided however:

         (a) If any portion of such interest is payable to or for the benefit of a natural person who is a surviving Contract Owner, Contingent Owner, Joint Owner, Annuitant, Contingent Annuitant, Beneficiary, or Contingent Beneficiary as the case may be (each a "designated beneficiary"), such portion may, at the election of the designated Beneficiary, be distributed over the life of such designated beneficiary, or over a period not extending beyond the life expectancy of such designated beneficiary, provided that payments begin within one year of the date of the deceased Owner's death (or such longer period as may be permitted by federal income tax regulations).

         (b) If the designated beneficiary is the surviving spouse of the deceased Owner, such spouse may elect to become the Owner of this Contract, and the distributions required under these Distribution Provisions will be made upon the death of such spouse.

In the event that this Contract is owned by a person that is not a natural person (e.g., a trust or corporation), then, for purposes of these distribution provisions, (i) the


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death of the Annuitant shall be treated as the death of any Owner, (ii) any change of the Annuitant shall be treated as the death of any Owner, and (iii) in either case the appropriate distribution required under these distribution rules shall be made upon such death or change, as the case may be. The Annuitant is the primary annuitant as defined in Section 72(s)(6)(B) of the Code.

These distribution provisions shall not be applicable to any Contract that is not required to be subject to the provisions of 72(s) of the Code by reason of
Section 72(s)(5) or any other law or rule. Such contracts include, but are not limited to, any Contract (i) which is provided under a plan described in Section 401(a) of the Code which includes a trust exempt from tax under Section 501 of the Code; (ii) which is provided under a plan described in Section 403(a) of the Code; (iii) which is described in Section 403(b) of the Code; (iv) which is an individual retirement annuity or provided under an individual retirement account or annuity as described in Section 408 of the Code; or (v) which is a qualified funding asset (as defined in Section 130(d) of the Code, but without regard to whether there is a qualified assignment).

This contract is intended to be treated as an "annuity contract" for federal income tax purposes. Accordingly, all provisions of this Contract shall be interpreted and administered in accordance with the requirements of Section 72(s) of the Code. In no event shall any payment be deferred beyond the time limits permitted by Section 72(s) of the Code. The Company reserves the right to amend this Contract to comply with requirements set out in the Code and regulations and rulings thereunder, as they may exist from time to time.

Upon the death of a "deceased Owner", the designated Beneficiary must elect a method of distribution which complies with these above Distribution Provisions and which is acceptable to the Company. Such election must be made with 60 days of the Contract Owner's death.

DEATH BENEFIT PAYMENT PROVISIONS

The value of the Death Benefit will be determined as of the Valuation Date coincident with, or next following the date the Company receives in writing at the Home Office the following three items: (1) proper proof of the Annuitant's death; (2) an election specifying distribution method; and (3) any applicable state required form(s).

Proof of death is either:

(1)  a copy of a certified death certificate;
(2) a copy of a certified decree of a court of competent jurisdiction as to the finding of death;
(3) a written statement by a medical doctor who attended the deceased; or
(4)  any other proof satisfactory to the Company.


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If the Annuitant dies prior to the Annuitization Date, the Death Benefit will be the greatest of the following: (1) the sum of all Purchase Payments made to the Contract less any amounts previously surrendered; (2) the Contact Value; or (3) the Maximum Anniversary Value. The Maximum Anniversary Value is equal to the greatest Anniversary Value attained from the following: As of the date proper proof of death is received by the Company, the Contract Value on each Contract Anniversary prior to the deceased Annuitant's attained age 81 reduced by the amount of all surrenders since that Contract Anniversary.

ALTERATION OR MODIFICATION

All changes in or to the terms of the Contract must be: (1) made in writing; and
(2) signed by the President or Secretary of the Company. No other person can alter or change any of the terms or conditions of this Contract.

ASSIGNMENT

Where permitted, the Owner may assign some or all rights under this Contract at any time during the lifetime of the Annuitant, prior to the Annuitization Date. The Company shall not be liable as to any payment or other settlement made by the Company before recording of the assignment. The Company is not responsible for the validity or tax consequences of any assignment. Such assignment will take effect upon receipt and recording by the Company at its Home Office of written notice executed by the Contract Owner. Where necessary for proper administration of the terms of the Contract, an assignment will not be recorded until the Company has received sufficient direction from the Contract Owner and assignee as to the proper allocation of Contract rights under the assignment.

The value of any portion of the Contract which is assigned, pledged or transferred by gift may be treated like a cash withdrawal for federal tax purposes and may be subject to a tax penalty. All rights in this Contract are personal to the Contract Owner and may not be assigned without written consent of the Company.

ENTIRE CONTRACT

This document is the whole Contract between the Owner and the Company. This Contract, Data Page and Endorsement(s) (if any), make up the entire Contract.

MISSTATEMENT OF AGE OR SEX

If the age or sex of the Annuitant has been misstated, all payments and benefits under this Contract will be adjusted. Payments and benefits will be made, based on the correct age or sex. Proof of age of an Annuitant may be required at any time, in a form satisfactory to the Company. When the age or sex of an Annuitant has been misstated, the dollar amount of any overpayment will be deducted from the next payment or payments due under this Contract. The dollar amount of any underpayment made by the Company as a result of any


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such misstatement will be paid in full with the next payment due under this
Contract.

EVIDENCE OF SURVIVAL

Where any payments under this Contract depend on the recipient being alive on a given date, proof that such person is living may be required by the Company. Such proof may be required prior to making the payments.

PROTECTION OF PROCEEDS

Proceeds under this Contract are not assignable by any Beneficiary prior to the time they are due. Proceeds are not subject to the claims of creditors or to legal process, except as mandated by applicable laws.

REPORTS

At least once each year, prior to the Annuitization Date, a report showing the Contract Value will be provided to the Owner.

INCONTESTABILITY

This Contract will not be contested.

CONTRACT SETTLEMENT

The Company may require this Contract to be returned to the Home Office prior to making any payments. All sums payable to or by the Company under this Contract are payable at the Home Office.

NUMBER AND GENDER

Unless otherwise provided, all references in this Contract which are in the singular form will include the plural; all references in the plural form will include the singular; and all references in the male gender will include the female and neuter genders.

NON-PARTICIPATING

This Contract is non-participating. It will not share in the surplus of the Company.


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ACCUMULATION PROVISIONS

SURRENDER

The Owner may surrender part or all of the Contract Value at any time this Contract is in force and prior to the earlier of the Annuitization Date or the death of the Annuitant or Contingent Annuitant, if any. All surrenders will have the following conditions:

1.       The request for surrender must be in writing.

2. The surrender value will be paid to the Owner after proper written application and the Contract are received at the Home Office.


3. The Company reserves the right to require that the signature(s) be guaranteed by a member firm of a major stock exchange or other depository institution qualified to give such a guaranty. Payment of the Variable Account Contract Value will be made within seven days of receipt of both proper written application and the Contract. Payment of the Fixed Account Contract Value may be deferred up to six months following receipt of application.

4. When written application and the Contract are received, the Company will surrender the number of Variable Account Accumulation Units and an amount from the Fixed Account needed to equal: (a) the dollar amount requested; plus (b) any Contingent Deferred Sales Charge which applies.

5. If a partial surrender is requested, unless the Owner has instructed otherwise, the surrender will be made as follows: (a) from the Variable Account Contract Value; and (b) from the Fixed Account Contract Value. The amounts surrendered from the Fixed Account and the Variable Account, will be in the same proportion that the Owner's interest in the Fixed Account and Variable Account bears to the total Contract Value.

CONTINGENT DEFERRED SALES CHARGE

If part or all of the Contract Value is surrendered, a Contingent Deferred Sales Charge may be made by the Company. The Contingent Deferred Sales Charge is designed to cover expenses relating to the sale of the Contract.

The Contingent Deferred Sales Charge is calculated by multiplying the applicable Contingent Deferred Sales Charge percentages noted below by the Purchase Payments that are surrendered. For purposes of calculating the amount of the Contingent Deferred Sales Charge, surrenders are considered to come first from the oldest Purchase Payment made to the Contract, then from the next oldest Purchase Payment and so forth, with any earnings attributable to such Purchase Payments considered only after all Purchase Payments made to the Contract have been considered. (For tax purposes, a surrender is treated as a withdrawal of earnings first.)


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
   Number of                             Number of
Completed Years       Contingent      Completed Years        Contingent
 from Date of       Deferred Sales     From Date of        Deferred Sales
   Purchase             Charge           Purchase              Charge
   Payment            Percentage          Payment            Percentage
--------------------------------------------------------------------------------
      0                   6%                 4                   4%
      1                   6%                 5                   3%
      2                   5%                 6                   2%
      3                   5%                 7                   0%

WITHDRAWALS WITHOUT CHARGE

During each Contract Year, the Contract Owner may withdraw without a Contingent Deferred Sales Charge (CDSC) a total amount equal to 10% of the sum of all Purchase Payments made to the Contract. This CDSC-free withdrawal privilege is non-cumulative; that is, free amounts not taken during any given Contract Year cannot be taken as free amounts in a subsequent Contract Year.

A CDSC will not be assessed against the withdrawal of any: (1) Purchase Payments which have been held under the Contract for at least 84 months; (2) earnings attributable to Purchase Payments made to the Contract; (3) Death Benefit payments made upon the death of the Annuitant prior to the Annuitization Date;
(4) amounts applied to an Annuity Payment Option after two years from the Date of Issue; or (5) amounts transferred among the Sub-Accounts or between the Fixed Account and the Variable Account.

In addition, when a Contract described herein is exchanged for another Contract issued by the Company or any of its affiliate insurance companies, of the type and class which the Company determines is eligible for such exchange, the Company will waive the Contingent Deferred Sales Charge on the first contract. A Contingent Deferred Sales Charge may apply to the contract received in the exchange.

When a Contract is held by a Charitable Remainder Trust, the amount which may be withdrawn from this Contract without application of a Contingent Deferred Sales Charge, shall be the larger of (a) or (b) where (a) is : The amount which would otherwise be available for withdrawal without application of a Contingent Deferred Sales Charge; and where (b) is: The difference between the total Purchase Payments made to the Contract as of the date of the withdrawal (reduced by previous withdrawals of such Purchase Payments), and the Contract Value at the close of the day prior to the date of the withdrawal.

The amount of Contingent Deferred Sales Charge on the Contract may be reduced when sales of the Contract are made to a trustee, employer or similar entity pursuant to a retirement plan or when sales are made in a similar arrangement where offering the contract to a group of individuals under which such program results in savings of sales expenses. The entitlement of such a reduction in Contingent Deferred Sales Charge will be determined by the Company.

SURRENDER VALUE

The Surrender Value is the amount that will be paid if the full Contract Value is surrendered. The Surrender Value at any time will be:

1.       The Contract Value; less
2.       Any Contingent Deferred Sales Charge which applies.


SUSPENSION OR DELAY IN PAYMENT OF SURRENDER

The Company has the right to suspend or delay the date of any Surrender payment from the Variable Account for any period:

1.       When the New York Stock Exchange is closed;

2.       When trading on the New York Stock Exchange is restricted;

3. When an emergency exists as a result of which: disposal of securities held in the Variable Account is not reasonably practicable or it is not reasonably practicable to fairly determine the value of the net assets of the Variable Account;

4. During any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders; or

5.       When the request for Surrender is not made in writing.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in numbers 1, 2, 3, and 4 above exist.

The Company further reserves the right to delay payment of a total Surrender of Fixed Account Contract Value for up to [six] months in those states where applicable law requires the Company to reserve such right.

FLEXIBLE PURCHASE PAYMENTS

The Contract is bought for the initial Purchase Payment and any subsequent Purchase Payments. The cumulative total of all Purchase Payments under this and any other annuity Contract(s) issued by the Company having the same Annuitant may not exceed $1,000,000 without the prior written consent of the Company.

The initial Purchase Payment is due on the Date of Issue and may not be less than [$1000]. Purchase payments, if any, after the initial Purchase Payment must be at least [$50] and may be made at any time. However, if periodic payments are expected by the Company, the initial first year minimum may be satisfied by Purchase Payments made on an annualized basis.

ALLOCATION OF PURCHASE PAYMENTS

The Owner elects to have the Purchase Payments allocated among the Fixed Account and the Sub-Accounts of the Variable Account at the time of application. The allocation of future Purchase Payments may be changed by the owner by a proper submission that is received and recorded by the Company.

CONTRACT VALUE

The Contract Value at any time will be the sum of: (1) the Variable Account Contract Value; and (2) the Fixed Account Contract Value.

FIXED ACCOUNT CONTRACT VALUE

The Fixed Account Contract Value at any time will be: the sum of all amounts credited to the Fixed Account under this Contract less any amounts canceled or withdrawn for charges, deductions, or surrenders.

INTEREST TO BE CREDITED

The Company will credit interest to the Fixed Account Contract Value. Such interest will be credited at such rate or rates as the Company prospectively declares from time to time, at the sole discretion of the Company. Such rates will be declared to the Owner in writing after each quarterly period. Any such rate or rates so determined, for which deposits are received, will remain in effect for a period of not less than 12 months. However, the Company guarantees that it will credit interest at not less than [3.0%] per year or any lesser amount as permitted by state law.

VARIABLE ACCOUNT CONTRACT VALUE

The Variable Account Contract Value is the sum of the value of all Variable Account Accumulation Units under this Contract.

If: (1) part or all of the Variable Account Contract Value is surrendered; or
(2) charges or deductions are made against the Variable Account Contract Value; then, an appropriate number of Accumulation Units will be canceled or surrendered to equal such amount.

THE VARIABLE ACCOUNT

The Variable Account is a separate investment account of the Company. The Company has allocated a part of its assets for this Contract and certain other contracts to the Variable Account. Such assets of the Variable Account remain the property of the Company. However, they may not be charged with the liabilities from any other business in which the Company may take part.

The Variable Account is divided into Sub-Accounts which invest in shares of the Mutual Funds. Purchase payments are allocated among one or more of these Sub-Accounts, as designated by the Owner.

INVESTMENTS OF THE VARIABLE ACCOUNT

The Purchase Payments applied to the Variable Account will be invested at net asset value in one or more of the Sub-Accounts.

VALUATION OF ASSETS

Mutual Fund shares in the Variable Account will be valued at their net asset value.

VARIABLE ACCOUNT ACCUMULATION UNITS

The number of Accumulation Units for each Sub-Account of the Variable Account is found by dividing: (1) the net amount allocated to the Sub-Account; by (2) the Accumulation Unit value for the Sub-Account for the Valuation Period during which the Company received the Purchase Payment.

VARIABLE ACCOUNT ACCUMULATION UNIT VALUE

The value of an Accumulation Unit for each Sub-Account of the Variable Account was arbitrarily set at $10 when the first Mutual Fund shares were available for purchase. The value for any later Valuation Period is found as follows:

The Accumulation Unit Value for each Sub-Account for the last prior Valuation Period is multiplied by the Net Investment Factor for the Sub-Account for the next following Valuation Period. The result is the Accumulation Unit Value. The value of an Accumulation Unit may increase or decrease from one Valuation Period to the next. The number of Accumulation Units will not change as a result of investment experience.

NET INVESTMENT FACTOR

The Net Investment Factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The Net Investment Factor may be greater or less than one; therefore, the value of an Accumulation Unit may increase or decrease.

The Net Investment Factor for any Sub-Account for any Valuation Period is determined by: dividing (1) by (2) and subtracting (3) from the result, where:

1.       is the net result of:

         a. the net asset value per share of the Mutual Fund held in the Sub-Account, determined at the end of the current Valuation Period; plus

         b. the per share amount of any dividend or capital gain Distributions made by the Mutual Fund held in the Sub-Account, if the "ex-dividend" date occurs during the current Valuation Period.

2.       is the net result of:

         a. the net asset value per share of the Mutual Fund held in the Sub-Account, determined at the end of the last prior Valuation Period; plus or minus

         b. the per share charge or credit for any taxes reserved for the last prior Valuation Period, plus or minus

         c. a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the investment operations of the Sub-Account.

3. is a factor representing the Mortality and Expense Risk Charge and the Administration Charge deducted from the Variable Account. Such factor is equal, on an annual basis, to [1.40%] of the daily net asset value of the Variable Account.

For funds that credit dividends on a daily basis and pay such dividends once a month, the Net Investment Factor allows for the monthly reinvestment of these daily dividends.

FIXED ACCOUNT PROVISIONS

The Fixed Account is the general account of the Company. It is made up of all assets of the Company other than: (1) those in the Variable Account; and (2) those in any other segregated asset account.

TRANSFER PROVISIONS

The Owner may annually transfer a portion of the value of the Fixed Account to the Variable Account and a portion of the Variable Account to the Fixed Account, without penalty or adjustment. In any 12 month period, the Company reserves the right to restrict transfers from the Variable Account to the Fixed Account to 10% of the Variable Account Contract Value.

The Contract Owner may, at the maturity of the Interest Rate Guarantee Period, transfer a portion of the value of the Fixed Account to the Variable Account. The amount that may be transferred from the Fixed Account to the Variable Account will be determined by the Company, at its sole discretion, but will not be less than 10% of the total value of the portion of the Fixed Account that is maturing. The amount that may be transferred from the Fixed Account will be declared upon the expiration date of the then current Interest Rate Guarantee Period. Transfers from the Fixed Account must be made within [45] days after the expiration date of the Interest Rate Guarantee Period.

Nationwide reserves the right to refuse transfers or Purchase Payments into the Fixed Account if the Fixed Account is greater than or equal to 30% of total Contract Value. Transfers must be made prior to the Annuitization Date. Transfers may occur among the Sub-Accounts once daily.

SYSTEMATIC WITHDRAWALS

The Contract Owner may elect in writing on a form provided by the Company to take Systematic Withdrawals of a specified dollar amount (of at least $100) on a monthly, quarterly, semi-annual or annual basis. The Company will process the withdrawals as directed by surrendering on a pro-rata basis Accumulation Units from all of the Sub-Accounts in which the Contract Owner has an interest, and the Fixed Account. A Contingent Deferred Sales Charge may apply to Systematic Withdrawals in accordance with the considerations set forth in the "Contingent Deferred Sales Charge" and "Withdrawals Without Charge" provisions of the Contract. Each Systematic Withdrawal is subject to federal income taxes on the taxable portion. In addition, a 10% federal penalty tax may be assessed on Systematic Withdrawals if the Contract Owner is under age 59 1/2. Unless otherwise directed by the Contract Owner, the Company will withhold federal income taxes from each Systematic Withdrawal. An age-based Systematic Withdrawal program will terminate automatically at the end of each Contract Year and may be reinstated only on or after the next Contract Anniversary pursuant to a new request. Unless the Contract Owner has made an irrevocable election of distributions of substantially equal periodic payments, the Systematic Withdrawals may be discontinued at any time by notification to the Company in writing.

If the Contract Owner withdraws amounts pursuant to a Systematic Withdrawal program, then the Contract Owner may withdraw each Contract Year without a CDSC an amount up to the greater of (i) 10% of the total sum of all Purchase Payments made to the Contract at the time of withdrawal, or (ii) the specified percentage of the Contract Value based on the Contract Owner's age, as shown in the following table:

CONTRACT OWNER'S AGE                      PERCENTAGE OF CONTRACT VALUE
--------------------                      ----------------------------
Under 59-1/2                              5%
59-1/2 to 70-1/2                          7%
70-1/2 to 75                              9%
75 and Over                               13%

If the total amounts withdrawn in any Contract Year exceed the CDSC-free amount as calculated under the Systematic Withdrawal method described above, then such total withdrawn amounts will be eligible only for the 10% of Purchase Payment CDSC-free withdrawal privilege described in the "Withdrawals Without Charge" provision of the Contract, and the total amount of CDSC charged during the Contract Year will be determined in accordance with that provision.

The Contract Value and the Contract Owner's age for purposes of applying the CDSC-free withdrawal percentage described above are determined as of the date the request for a Systematic Withdrawal program is received and recorded by the Company at its Home Office. (In the case of Joint Owners, the older Owner's age will be used.) The Contract Owner may elect to take such CDSC-free amounts only once each Contract Year. Furthermore, this CDSC-free withdrawal privilege for Systematic Withdrawals is non-cumulative, that is, free amounts not taken during any given Contract Year cannot be taken as free amounts in a subsequent Contract Year.

Systematic Withdrawals are not available prior to the expiration of the free look provision of the Contract. The Company also reserves the right to assess a processing fee for this service.

DISTRIBUTION PROVISIONS

The following events will give rise to a Distribution:

1. Reaching the Annuitization Date - Distribution will be made pursuant to the Annuity Payment Option selected.

2. Death of the Annuitant prior to the Annuitization Date - Distribution to be made in accordance with the options available under the Annuitant provisions of this Contract.

3. Death of the Owner - Distribution to be made in a manner consistent with the Required Distribution Provisions this Contract.

4. Other Surrender - Distribution to be made in accordance with the Surrender provisions of this Contract.

ANNUITIZATION PROVISIONS

GENERAL

All of the provisions within this section are subject to the restrictions set forth in the Section entitled "Death Of Contract Owner Provisions".

ANNUITIZATION

This is the process of selecting an Annuity Payment Option to begin the payout phase of the Contract. As of the Annuitization Date, the Contract Value is surrendered and applied to the purchase rate then in effect for the option selected. The purchase rates for any options guaranteed to be available will be determined on a basis not less favorable than the 1983 "Table a" with ages set back 6 years, with minimum interest at 3.0%. The rates shown in the Annuity Tables are calculated on this guaranteed basis. The Annuity Payment Option is irrevocable once payments have begun.

ANNUITY COMMENCEMENT DATE

The Annuity Commencement Date may be the first day of a calendar month or any other agreed upon date. It must be at least [two] years after the Date of Issue. The Annuity Commencement Date may not be later than the first day of the first calendar month after the Annuitant's [90th] birthday, unless a later date has been requested by the Contract Owner and approved by the Company. This date is selected by the Contract Owner at the time of application. Any applicable premium taxes not already deducted may be deducted from the Contract Value at the Annuity Commencement Date. The remaining Contract Value will then be applied to the Annuity Payment Option selected by the Owner.

CHANGE OF ANNUITY COMMENCEMENT DATE

The Owner may change the Annuity Commencement Date. A change of Annuity Commencement Date must be made by written request, approved by the Company and must comply with Annuity Commencement Date Provisions above.

CHANGE OF ANNUITY PAYMENT OPTION

The Owner may change the Annuity Payment Option prior to the Annuitization Date. A change of the Annuity Payment Option must be made by written request and must be received at the Home Office prior to the Annuitization Date. After a change of Annuity Payment Option is received at the Home Office, it will become effective as of the date it was requested. A change of Annuity Payment Option will not apply to any payment made or action taken by the Company before it is received.

ANNUITY PAYMENT OPTIONS

An Annuity Payment Option may be selected prior to Annuitization. Any Annuity Payment Option NOT set forth in the Contract or a combination of available options which is satisfactory to both the Company and the Annuitant may be selected.

SUPPLEMENTARY AGREEMENT

A Supplementary Agreement will be issued within 30 days following the Annuitization Date. The Supplementary Agreement will set forth the terms of the Annuity Payment Option selected.

FREQUENCY AND AMOUNT OF PAYMENTS

Payments will be made based on the Annuity Payment Option selected. However, if the net amount to be applied to any annuity payment option at the Annuitization Date is less than [$5000], the Company has the right to pay such amount in one lump sum.

If any payment provided for would be or becomes less than [$50], the Company has the right to change the frequency of payment to an interval that will result in payments of at least [$50]. In no event will the Company make payments under an annuity option less frequently than annually, unless otherwise required.

FIXED ANNUITY PROVISIONS

A Fixed Annuity is an annuity with level payments which are guaranteed by the Company as to dollar amount during the annuity payment period. At the Annuitization Date, a designated portion of the Contract Value will be applied to the applicable Annuity Table. This will be done in accordance with the Annuity Payment Option selected.

VARIABLE ANNUITY PROVISIONS

A Variable Annuity is a series of payments which are not predetermined or guaranteed as to dollar amount and which vary in amount with the investment experience of the Variable Account.

DETERMINATION OF FIRST VARIABLE ANNUITY PAYMENT

At the Annuitization Date, a designated portion of the Contract Value will be applied to purchase rates based on the 1971 Individual Annuity Mortality Table with ages set back one year and 3.5% interest.

ANNUITY UNIT VALUE

An Annuity Unit is used to calculate the value of annuity payments. The value of an Annuity Unit for each Sub-Account was arbitrarily set at $10 when the first Mutual Fund shares were bought. The value for any later Valuation Period is found as follows:

1. The Annuity Unit Value for each Sub-Account for the last prior Valuation Period is multiplied by the Net Investment Factor for the Sub-Account for the Valuation Period for which the Annuity Unit Value is being calculated.

2. The result is multiplied by an interest factor. This is done because the Assumed Investment Rate of 3.5% per year is built into the Annuity Tables.

VARIABLE ANNUITY PAYMENTS AFTER THE FIRST PAYMENT

Variable Annuity payments after the first vary in amount. The payment amount changes with the investment performance of the Sub-Accounts within the Variable Account. The dollar amount of such payments is determined as follows:

1. The dollar amount of the first annuity payment is divided by the unit value as of the Annuitization Date. This result establishes the fixed number of Annuity Units for each monthly annuity payment after the first. This number of Annuity Units remains fixed during the annuity payment period.

2. The fixed number of Annuity Units is multiplied by the Annuity Unit Value for the Valuation Date for which the payment is due. This result establishes the dollar amount of the payment.

The Company guarantees that the dollar amount of each payment after the first will not be affected by variations in expenses or mortality experience.

ANNUITY PAYMENT OPTIONS

GENERAL

All annuity payments will be mailed within [10] working days of the first of the month in which they are scheduled to be made. The following is a list of options guaranteed to be made available by the Company.

LIFE ANNUITY

The amount to be paid under this option will be paid during the lifetime of the Annuitant. Payments will cease with the last payment due prior to the death of the Annuitant.

JOINT AND LAST SURVIVOR ANNUITY

The amount to be paid under this option will be paid during the lifetimes of the Annuitant and designated second person. Payments will continue as long as either is living.

LIFE ANNUITY WITH [120] OR [240] MONTHLY PAYMENTS GUARANTEED

The amount to be paid under this option will be paid during the lifetime of the Annuitant. A guaranteed period of [120] or [240] months may be selected. If the Annuitant dies prior to the end of this guaranteed period, the recipient chosen by the Annuitant to receive the remaining payments may choose to continue receiving payments until the end of the guaranteed period, or receive the commuted value of the remaining guaranteed payments in a lump sum. Such lump sum payment will be equal to the present value of the remaining guaranteed payments. The payment will be computed as of the date on which proof of the death of the Annuitant is received at the Home Office and computed at an assumed investment rate which is that used in the Annuity Tables in effect on the Annuitization Date.

ANY OTHER OPTION

The amount and period under any other option will be determined by the Company. Payment options not set forth in the Contract are available only if they are approved by both the Company and the Annuitant.

                       MONTHLY BENEFITS PER $1000 APPLIED
                                 ANNUITY TABLES
                   JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS

                          ANNUITANT'S AGE LAST BIRTHDAY

                                                                       FEMALE AGE
                                                                       ----------
                                       50                55               60                65                70
                                       --                --               --                --                --
   MALE AGE            50             3.36              3.46             3.56              3.64              3.71
   --------            55             3.42              3.56             3.69              3.82              3.93
                       60             3.47              3.64             3.82              3.99              4.16
                       65                               3.70             3.92              4.15              4.39
                       70                                                4.00              4.30              4.61

                     LIFE ANNUITY: MONTHLY ANNUITY PAYMENTS

                              Male Guaranteed Period                                    Female Guaranteed Period
      ANNUITANT'S                                                ANNUITANT'S
     ATTAINED AGE                     120          240          ATTAINED AGE                     120           240
     LAST BIRTHDAY        NONE       MONTHS       MONTHS        LAST BIRTHDAY         NONE      MONTHS        MONTHS
     -------------        ----       ------       ------        -------------         -----     ------        ------
          40              3.41        3.40         3.38               40              3.23       3.23          3.22
          41              3.44        3.44         3.41               41              3.26       3.26          3.24
          42              3.48        3.48         3.45               42              3.29       3.29          3.27
          43              3.52        3.52         3.48               43              3.32       3.32          3.30
          44              3.57        3.56         3.52               44              3.35       3.35          3.33
          45              3.61        3.60         3.56               45              3.39       3.38          3.37
          46              3.66        3.65         3.60               46              3.42       3.42          3.40
          47              3.71        3.69         3.64               47              3.46       3.46          3.43
          48              3.76        3.74         3.68               48              3.50       3.50          3.47
          49              3.81        3.79         3.73               49              3.55       3.54          3.51
          50              3.87        3.85         3.77               50              3.59       3.58          3.55
          51              3.93        3.90         3.82               51              3.64       3.63          3.59
          52              3.99        3.96         3.87               52              3.68       3.67          3.63
          53              4.05        4.02         3.92               53              3.74       3.72          3.68
          54              4.12        4.09         3.97               54              3.79       3.78          3.72
          55              4.19        4.15         4.03               55              3.85       3.83          3.77
          56              4.27        4.22         4.08               56              3.90       3.89          3.82
          57              4.34        4.30         4.14               57              3.97       3.95          3.88
          58              4.43        4.37         4.20               58              4.03       4.01          3.93
          59              4.51        4.45         4.26               59              4.10       4.08          3.99
          60              4.60        4.54         4.32               60              4.18       4.15          4.04
          61              4.70        4.62         4.39               61              4.25       4.22          4.11
          62              4.80        4.72         4.45               62              4.34       4.30          4.17
          63              4.91        4.82         4.51               63              4.42       4.38          4.23
          64              5.03        4.92         4.58               64              4.52       4.47          4.30
          65              5.15        5.03         4.65               65              4.61       4.56          4.37
          66              5.28        5.14         4.71               66              4.72       4.66          4.44
          67              5.43        5.27         4.78               67              4.83       4.76          4.51
          68              5.58        5.39         4.84               68              4.95       4.87          4.58
          69              5.74        5.53         4.90               69              5.08       4.98          4.65
          70              5.91        5.66         4.96               70              5.21       5.10          4.72
          71              6.10        5.81         5.02               71              5.36       5.22          4.79
          72              6.30        5.96         5.08               72              5.51       5.36          4.86
          73              6.51        6.12         5.13               73              5.67       5.50          4.93
          74              6.73        6.28         5.18               74              5.85       5.65          5.00
          75              6.97        6.44         5.23               75              6.04       5.80          5.06